Exhibit 99.1

SUMMARY PLAN DESCRIPTION

OF THE

CELANESE AMERICAS

RETIREMENT SAVINGS PLAN

THIS DOCUMENT CONSITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

SUMMARY PLAN DESCRIPTION

OF THE

CELANESE AMERICAS

RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS

SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
Your Accounts	10
Annual Limits	10

MATCHING CONTRIBUTIONS	11

Amount of Match for Non-Union Employees	11
Amount of Match for Union Employees	13
Matching Account	13
Special Limit	14

INVESTMENT FUNDS	14

Losses or Earnings	14
Account Information	15
Changing Your Investments	15
Your Investment Choices	16
Tracking Your Investments	22
Other Information	23

VESTING	23

Vesting Schedule	23
Vesting Service	24
Break in Service	24
Effect of Break in Service	25
Forfeiture	25

PAYMENT OF BENEFITS	26

Amount of Benefit	26
Form and Timing of Payment	27
Direct Rollover Option	28
Payment in Stock	28

DEATH BENEFITS	29

Your Beneficiary	29
Direct Rollover Option for Spouses	30

WITHDRAWALS	30

General Rules	31
Hardship Withdrawals	32
Payment in Stock	33

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SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
LOANS	33

Amount of Loan	33
Loan Approval	35
Collateral	35
Interest Rate	35
Applying for a Loan	35
Other Rules	36

CLAIMS FOR BENEFITS	38

Application for Benefits	38

MISCELLANEOUS	38

Inactive Status	38
Overall Limit on Contributions	38
Other Restrictions	39
Qualified Domestic Relations Orders	39
Tax Treatment	39
Plan Amendment and Termination	40
Top-Heavy Rules	41
Tender Offer	41

YOUR ERISA RIGHTS	41

INFORMATION AVAILABLE UPON REQUEST	44

DOCUMENTS INCORPORATED BY REFERENCE	45

AVAILABLE INFORMATION	46

APPENDIX A - PLAN LOAN DOCUMENTS	47

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SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

SUMMARY PLAN DESCRIPTION

OF THE

CELANESE AMERICAS

RETIREMENT SAVINGS PLAN

INTRODUCTION

       This is a summary of the Celanese Americas Retirement Savings Plan in effect as of October 1, 2002. Celanese Americas Corporation maintains the savings plan for the benefit of its own eligible employees and the eligible employees of other companies that participate in the plan.

Plan History

       The Hoechst Celanese Savings Plan was created on January 1, 1989. (It was the result of the merger of the American Hoechst Corporation Savings Plan and the Celanese Savings and Investment Plan.) It was renamed the Hoechst Corporation Retirement Savings Plan in 1998 but Hoechst Celanese Corporation (later renamed HNA Holdings, Inc. and subsequently renamed CNA Holdings, Inc.) retained principal sponsorship of the Plan.

       In connection with the October 22, 1999 spinoff by Hoechst AG of its chemical businesses to Celanese AG, Hoechst Corporation was renamed Celanese Americas Corporation. Celanese Americas Corporation assumed responsibility for the savings plan from CNA Holdings, Inc. and renamed it the Celanese Americas Retirement Savings Plan effective November 1, 1999.

       The Hoechst Celanese Savings Plan for Coventry Hourly Employees was merged with and into the Celanese Americas Retirement Savings Plan effective November 1, 1999.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

Shortened Names

       Throughout this summary, the Celanese Americas Retirement Savings Plan and the Hoechst Corporation Retirement Savings Plan that preceded it are referred to as “the Plan.”

       The Celanese Americas Retirement Plans Service Center is called “the Service Center.”

       Celanese Americas Corporation is referred to as “Celanese.” Celanese Americas Corporation and the other companies participating in the Plan, grouped together, are called “the Company.”

       The Hoechst Celanese Savings Plan for Coventry Hourly Employees is referred to as “the Coventry Plan.”

Statutory Compliance

       The Plan is intended to qualify under section 401(a) of the Internal Revenue Code of 1986 as amended, and to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including provisions governing reporting, disclosure, participation, vesting, and fiduciary responsibility.

       The Plan is intended to be a plan described in section 404(c) of ERISA and U.S. Department of Labor regulations §2550.404c-1. Thus, the fiduciaries of the Plan may be relieved of liability for any losses that are the result of investment instructions given by a plan participant or beneficiary.

Governing Document

       This booklet summarizes the official Plan document in effect as of October 1, 2002. If there is a difference between this booklet and the Plan document, the Plan document will govern. The Plan, as it applies to all participants, may be changed or ended at any time by written action of the board of directors of Celanese or, in certain circumstances, by the Celanese Americas Benefits Committee. However, to the extent required by any applicable collective bargaining agreement or law, Celanese shall negotiate any change or termination that takes effect during a negotiated period. Celanese may change or terminate the Plan effective after a negotiated period without negotiating with the union unless a subsequent collective bargaining agreement or applicable law restricts Celanese’s ability to do so. For the purpose of this paragraph, “negotiated period” means the period of time covered by the most recent collectively bargained agreement.

       You should keep this summary with your permanent records.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

OVERVIEW

       The Plan belongs to a special class of retirement plans called “401(k)” plans. It is designed to give you the opportunity to save money on a tax-deferred basis. For every dollar you save under the Plan, up to 5% of your pay, the Company will make a dollar-for-dollar matching contribution on your behalf. However, if you are a union employee of the Company working at the Calvert City, KY location, the Company will make a matching contribution on your behalf of 50% of every dollar you save under the Plan, up to 3% of your pay.

       Your benefit from the Plan will supplement the retirement income you may receive from the Retirement Pension Plan, Social Security, and your personal savings.

Here are some highlights of the Plan:

  You may save 2% to 15% (effective January 1, 2003, the maximum deferral amount will be 80%) of your pay on a before-tax basis, an after-tax basis, or a combination of both. The amount you decide to save will be withheld by payroll deduction.

  The Company matches your savings dollar for dollar, up to 5% of your pay each payroll period for non-union employees, and 50 cents on the dollar up to 3% of your pay each payroll period for union employees at the Calvert City, KY location. You vest in matching contributions after three years of service.

  Your savings and matching contributions are set aside in individual accounts for you. You will receive periodic statements showing the total of your account balances.

  Your accounts may grow through investment earnings but can also shrink because of investment losses. The Plan offers a variety of investment funds; you choose the ones you want to invest your money in.

  You are entitled to a payout of your Plan benefit – that is, the amounts in your accounts – after you leave the Company. You do not have to wait until retirement age.

  Under certain conditions, you may withdraw money from your accounts while you’re still working for the Company.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

  The Plan’s loan program offers an alternative to a withdrawal, if you need access to your savings while you’re still working for the Company.

       You can initiate most Plan transactions through the Service Center by calling 1-800-331-2363 or through the internet web site at www.retireonline.com.

GENERAL INFORMATION

Type of Plan

       The Plan is a profit sharing plan with 401(k) and stock bonus plan features. The Plan is designed to give you the opportunity to accumulate funds on a tax-deferred basis and, if you like, to invest in Celanese AG ordinary shares.

Plan Year

       The books and records of the Plan are maintained on a plan year basis. The plan year is the calendar year (January 1st to December 31st).

Trustee

       The Plan’s Trustee is Deutsche Bank Trust Company Americas. The Trustee may be reached at 130 Liberty Street, New York, New York 10006.

       The function of the Trustee is to hold all of the Plan’s assets in a trust fund.

Recordkeeper and Service Center

       J.P. Morgan/American Century Retirement Plan Services (“American Century”) acts as recordkeeper for the Plan. American Century may be reached by calling the Service Center at 1-800-331-2363.

       All transactions initiated by using the Voice Response System or through the internet web site (www.retireonline.com) require the use of your personal access code (“PAC”). You are solely responsible for the safekeeping of your PAC. The Plan, the Benefits

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

Committee, and the Company will not be responsible for transactions initiated over the Voice Response System or the internet web site (www.retireonline.com) by anyone who uses a valid PAC. In the event that someone other than yourself (or someone acting on your behalf) has initiated a transaction, you should call the Service Center immediately.

       You may periodically change your PAC by calling the Service Center or by using the internet web site (www.retireonline.com).

Plan Administrator

       The plan administrator is the Celanese Americas Benefits Committee.

       The Benefits Committee has general responsibility for administering the Plan and reviewing claims for benefits. The Benefits Committee may be reached at:

Celanese Americas Corporation
1601 West LBJ Freeway
Dallas, TX 75234

(972) 443-4000

Agent for Service of Legal Process

       Legal process against the Plan may be served on the Secretary of Celanese at 1601 West LBJ Freeway, Dallas, TX 75234.

Identification Numbers

       The Plan is identified by the tax identification number assigned to Celanese, which is 22-1862783. The plan number is 001.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

PARTICIPATION IN THE PLAN

       If you were a participant in the Plan on September 30, 2002, your participation automatically continues.

       Otherwise, you are eligible to participate in the Plan if you are a non-union employee of the Company or you are a union employee of the Company working at the Calvert City, KY location. You will become a participant as soon as administratively practicable following your date of hire (taking into account the need to complete certain forms and the Company’s payroll cycles).

Enrollment

       When you are eligible to start saving through the Plan, you will receive an enrollment kit that will provide you with instructions on how to enroll. You may also enroll in the Plan online through the internet web site (www.retireonline.com). If you have any questions, call the Service Center at 1-800-331-2363.

Participation After Reemployment

       If your employment terminates after you become a participant, you will be an inactive participant until your vested benefit is paid to you. The “Miscellaneous” section contains information on inactive participant status.

       Some special rules apply if you leave and then, later, are rehired:

  If you meet the conditions for Plan participation but your employment terminates before you actually begin to make contributions, and if you are then rehired, you will be eligible to make contributions starting on the first day of the month after your reemployment date.

  If your employment terminates after you become a participant and actually begin to make contributions, and if you are then rehired, you may start making contributions again as soon as administratively practicable after you re-enroll (see below).
  Exception: You will remain an inactive participant if you have changed to a job category that the Plan does not cover.

  Contributions to the Plan do not automatically start up again when you are rehired. If you want to start contributing again, you must contact the Service Center at 1-800-331-2363 or www.retireonline.com to re-enroll.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

YOUR CONTRIBUTIONS TO THE PLAN

       The Plan is intended to allow you to save money on a tax-deferred or “before-tax” basis, but you may also make “after-tax” contributions or a combination of both. All contributions are taken out of your pay by payroll deduction. You may begin to contribute to the Plan as soon as you become a participant.

Before-Tax Contributions

       Before-tax contributions are called that because you will not have to pay federal income tax on these contributions until the funds are distributed or withdrawn from the Plan.

       You may elect to contribute from 2% to 15% (effective January 1, 2003, the maximum deferral amount will be 80%) of your Annual Compensation as before-tax contributions – but if you want to make after-tax contributions as well, the total of your before-tax and after-tax contributions may not be more than 15% (effective January 1, 2003, the maximum deferral amount will be 80%) of your Annual Compensation. Federal law limits the amount of contributions you may make to 401(k) plans like the Plan. For more information, see the “Annual Limits” section on page 10.

After-Tax Contributions

       You may also elect to make contributions that are taxable in the year in which you make them – that is, “after-tax” contributions.

       If you make after-tax contributions to the Plan, you pay taxes as you go. This means that the portion of your Plan benefit that is made up of your after-tax contributions will not be taxed again when you receive it.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

       You may elect to contribute from 2% to 15% (effective January 1, 2003, the maximum deferral amount will be 80%) of your Annual Compensation as after-tax contributions – but if you want to make before-tax contributions as well, the total of your before-tax and after-tax contributions may not be more than 15% (effective January 1, 2003, the maximum deferral amount will be 80%) of your Annual Compensation.

Catch-Up Contributions

       Effective January 1, 2003, if you have attained age 50 or will attain age 50 before the end of the calendar year, and you have made or are scheduled to make the maximum contribution to the Plan to which you are entitled because of a limitation or restriction imposed by the Plan or the Internal Revenue Code, you will be eligible to make additional before-tax contributions to the Plan. These contributions are called catch-up contributions, and may be made at any time during a calendar year.

       The amount of your permitted catch-up contribution for a particular calendar year, after you meet the eligibility requirements, will be the lesser of: (1) the applicable dollar limit (see below), or (2) your Annual Compensation for the year reduced by any other contributions you made to the Plan for that year.

       The applicable dollar limit is $2000 for the year 2003, $3000 for the year 2004, $4000 for the year 2005, and $5000 for the year 2006.

Annual Compensation

For the purposes of the Plan, your “Annual Compensation” includes:

  your regular taxable wages (base pay plus the straight-time portion of any overtime you earn) paid to you by the Company for the plan year,

  PLUS

  the amounts you contribute to the Plan and to the Celanese Americas Corporation Flexible Benefits Program as before-tax contributions,

  PLUS

  any shift premium payments, vacation and holiday pay for time not worked, full-pay sick-leave pay, military make-up pay, jury duty make-up pay, step-up pay, and relief pay you earn.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

       Federal law limits the amount of Annual Compensation that may be taken into account for retirement plan purposes. For 2002, the limit is $200,000; for the year 2001, it was $170,000. For years after 2002, contact the Service Center at 1-800-331-2363 to learn the annual limit. The Internal Revenue Service may make a cost-of-living adjustment to the compensation limit each year.

Changing Your Contribution Rate

       Contributions to the Plan are voluntary; you are not required to contribute. If you decide to contribute, you may change the percentage of compensation that you will contribute in the future as before-tax or after-tax contributions by calling the Service Center at 1-800-331-2363 or through the internet web site (www.retireonline.com). You may also stop your before-tax or after-tax contributions (or both). Contributions will change or stop as soon as administratively practicable after you notify the Service Center, either by phone or through the internet web site (www.retireonline.com), that you want to stop or change your contributions to the Plan.

       After stopping your contributions, you may start making contributions again by calling the Service Center or by visiting the internet web site (www.retireonline.com) to set a new contribution rate.

       If you choose not to contribute to the Plan when you first become a participant, you may start making contributions at a later time by calling the Service Center at 1-800-331-2363 or inputting your change on the internet web site (www.retireonline.com). Payroll deductions will begin as soon as administratively practicable thereafter.

Rollovers to the Plan

       Generally, you may contribute to the Plan only through payroll deduction. However, if you have an interest in another qualified retirement plan, or if you have transferred such an interest to an individual retirement account (“IRA”), you may be allowed to transfer or “roll over” that interest to the Plan.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

       Effective October 1, 2002, the Plan will accept rollovers that contain after-tax monies.

       The plan administrator must give you permission and will require you to produce certain documents to do a rollover. You may not do a direct rollover of an amount that is held in a defined benefit plan or a money purchase pension plan.

       If you want to roll over money into the Plan, contact the Service Center at 1-800-331-2363 to request a rollover kit. The kit will be mailed directly to your home.

Your Accounts

       Amounts withheld from your paycheck as contributions to the Plan will be paid to the Trustee as soon as reasonably practicable after each payroll period, but not later than 15 business days after the end of the month in which they were withheld.

       Individual accounting for the different kinds of contributions will be set up for you by the recordkeeper. Before-tax contributions will be credited to your “before-tax account” and after-tax contributions will be credited to your “after-tax account.” Any amount you roll over to the Plan will be credited to your “rollover account.”

       You will always have a nonforfeitable or “100% vested” right to your contributions and earnings credited to your before-tax, after-tax, and rollover accounts. This means that you have access to your money as soon as administratively practicable after your employment terminates.

Annual Limits

       Federal law limits the amount you may contribute in any one calendar year to a 401(k) plan like the Plan.

       The before-tax contribution limit is $11,000 for 2002, $12,000 for 2003, $13,000 for 2004, $14,000 for 2005, and $15,000 for 2006 (and was $10,500 for 2001). For years after 2006, contact the Service Center at 1-800-331-2363 to learn the annual limit. The Internal Revenue Service may make a cost-of-living adjustment to the before-tax contribution limit each year.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

       If you would exceed the annual before-tax contribution limit, amounts that would otherwise go into your before-tax account will, instead, be treated for the remainder of the calendar year as after-tax contributions and will go into your after-tax account.

       Certain higher-paid participants may be affected by rules that “cap” the amount of contributions they may make. If these rules affect you in a particular plan year:

  Your contributions may be reduced or stopped for the rest of the plan year.

  Excess contributions (and any earnings on them) may be taken out of the Plan and paid to you after the end of the plan year. Matching contributions on the excess contributions will be forfeited to the Plan.

  Any contributions and earnings returned to you must be included in your taxable income.

The plan administrator will inform you if you will be affected.

MATCHING CONTRIBUTIONS

       To add to your retirement savings in the Plan, the Company will make a tax-deferred matching contribution on your behalf. Matching contributions are based on your before-tax and after-tax contributions. The Company will generally be entitled to a federal tax deduction for contributions it makes to the Plan.

Amount of Match for Non-Union Employees

       The Company will match your contributions dollar for dollar (unless you are an eligible union employee) – but there is a cap on the match. Contributions that are in excess of 5% of your compensation will not be matched.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

Example 1: If your Annual Compensation is $30,000, here’s what happens at different contribution levels:

Savings Rate	Amount	Company Match	Total Added To Your Accounts

2%	$600	$600	$1,200

3%	$900	$900	$1,800

5%	$1,500	$1,500	$3,000

10%	$3,000	$1,500	$4,500

15%	$4,500	$1,500	$6,000

Notice that the Company matches the first 5% of Annual Compensation (in this example, $1,500) that you contribute.

It does not matter whether your contributions are all before-tax, all after-tax, or a combination of both.

Example 2: Suppose your Annual Compensation is $145,000 and you would like to contribute to the Plan exclusively on a before-tax basis. But, since the annual before-tax contribution limit will come into play at higher contribution levels, some of your contributions may have to be after-tax. (Remember, your before-tax contributions will change to after-tax contributions when you reach the before-tax contribution limit.)

If we use the 2003 plan year before-tax contribution limit of $12,000, here’s what happens at different contribution levels:

Savings Rate	Before-Tax	After-Tax	Match	Total

5%	$7,250	$0	$7,250	$14,500

8%	$11,600	$0	$7,250	$18,850

10%	$12,000	$2,500	$7,250	$21,750

15%	$12,000	$9,750	$7,250	$29,000

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

As you can see, the match is on the first 5% of Annual Compensation (in this example, $7,250) that you contribute.

Note: Amounts that you roll over to the Plan are not matched.

Amount of Match for Union Employees

       The Company will match your contributions 50 cents for every dollar you contribute to the Plan – but there is a cap on the match. Contributions that are in excess of 3% of your Annual Compensation will not be matched.

Example: If your Annual Compensation is $30,000, here’s what happens at different contribution levels:

Savings Rate	Amount	Company Match	Total Added To Your Accounts

2%	$600	$300	$900
3%	$900	$450	$1,350
5%	$1,500	$450	$1,950
10%	$3,000	$450	$3,450
15%	$4,500	$450	$4,950

Notice that the Company matches the first 3% of Annual Compensation you contribute.

It does not matter whether your contributions are all before-tax, all after-tax, or a combination of both.

Matching Account

       The matching contributions made on your behalf will be credited to your “matching account.”

       You will not have a nonforfeitable right to the money in your matching account until you are “vested.” Vesting is discussed later in this summary on page 23.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

Special Limit

       Certain participants may be affected by rules that limit the amount of after-tax and matching contributions that may be made by or for higher-paid employees. If you are affected in a particular year, the excess after-tax contributions (and any earnings on them) shall be paid back to you and the excess matching contributions made on your behalf (and any earnings on them) will be taken out of your Account and may be forfeited to the Plan. The plan administrator will inform you if the limit on after-tax and matching contributions will affect you.

INVESTMENT FUNDS

       Under the Plan, you may choose the investment funds in which the money in your accounts will be invested from several alternatives. Information about the Plan’s investment funds is given in this section and in the prospectuses relating to such funds that are available to you upon request.

       The money in your accounts must be invested in multiples of 1% of the total. The same investment choices will apply to your before-tax, after-tax, and matching contributions. If you do a roll-over to the Plan, you will choose investments separately for your rollover account.

       Each fund option within the Plan may also have a portion invested in cash or cash equivalents for liquidity purposes (e.g., to meet transfer and withdrawal requests). These cash reserves are invested in fixed income securities that emphasize safety of principal and stable income.

Losses or Earnings

       As of the end of each business day on which the New York Stock Exchange (“NYSE”) is open, investment losses or earnings and expenses will be allocated to Plan participants’ accounts in proportion to account balances. Your accounts will receive an allocation of earnings or losses even if you are an inactive participant.

       Brokers’ fees and other investment charges and fees associated with the recordkeeping and administration of the Plan may be paid from Plan assets and charged against participants’ accounts.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

Account Information

       On a quarterly basis, you will receive an individual statement showing the changes in the total of your account balances. Each statement will reflect all adjustments since the date of your previous statement, including (1) contributions made by you and the Company and (2) investment gains or losses.

       You may also obtain information about your account balances by calling the Service Center or through the internet web site (www.retireonline.com).

Changing Your Investments

       Future Plan Investments

       You may change your choice of funds and/or the percentage invested in each fund by calling the Service Center at 1-800-331-2363 or through the internet web site (www.retireonline.com). If you complete your call to the Service Center or complete the input of your transaction on the internet web site by 3:59 PM ET on any day that the NYSE is open, your change request will be processed as of the end of that day. Change requests completed after 3:59 PM ET, or on any day that the NYSE is not open, will be processed as of the end of the next day on which the NYSE is open. All changes must be in multiples of 1%.

       Existing Plan Investments

       You may also transfer amounts already invested in one investment fund to another investment fund by calling the Service Center at 1-800-331-2363 or on the internet web site (www.retireonline.com). If you complete your call to the Service Center or complete your transaction on the internet web site by 3:59 PM ET on any day that the NYSE is open, your transfer will be made as of the end of that day. If you complete your call or internet web site transaction after 3:59 PM ET or on any day that the NYSE is not open, your transfer will be made as of the end of the next day on which the NYSE is open. Transfers must be made in multiples of 1% or in U.S. dollar amounts.

       Other than transfers into the Company Stock Fund, there is generally no limitation on the number of transfers you may request. As for the Company Stock Fund, each Participant may only make one transfer into the Company Stock Fund every 30 days. This rule only applies to fund transfers and does not affect purchases into the Company Stock Fund through contributions or loan repayments.

SPD for the Celanese
Americas Retirement
Savings Plan as in Effect 10/01/02

Your Investment Choices

       You may choose to invest your Plan accounts in any or all of the following investment funds. If you fail to make an election regarding the investment funds in which you want to invest, the amounts in your Plan accounts will automatically be invested for you in the “Stable Value Fund.”

TIER 1 – PORTFOLIO TIER

1.	SmartMix Fund – Conservative Expense Ratio: 0.70% (includes 0.05% administrative fee assessment)

	This fund is an asset allocation fund that invests in a diversified mix of stocks, bonds and money market products. The fund seeks low to moderate growth primarily from interest income, but also from some capital appreciation and dividends. The fund emphasizes investments in bonds and money markets; it has a target asset allocation as follows:

	54%	bonds (investment grade)	5%	international stocks
	30%	large company stocks	3%	real estate
	5%	small company stocks	3%	cash

	The Conservative Fund is designed for investors who have a relatively short-term investment horizon and are concerned with preserving capital. The long-term return potential is expected to be less than the Moderate and Aggressive SmartMix funds, but the fund’s price fluctuation should also be less.

Investment Manager: JP Morgan Fleming (effective 10/1/02)
				Benchmark Index: Lipper Balanced Fund Average and a customized index

2.	SmartMix Fund – Moderate Expense Ratio: 0.80% (includes 0.05% administrative fee assessment)

	This fund is an asset allocation fund that invests in a diversified mix of stocks, bonds and money market products. The fund seeks moderate growth from capital appreciation, dividends and interest income. The fund emphasizes investments in equity securities; it has a target asset allocation of the following:

	33%	large company stocks	3%	high yield bonds
	31%	bonds (investment grade)	3%	emerging markets bonds
	10%	small company stocks	2%	emerging markets stocks
	10%	international stocks	3%	cash
	5%	real estate

	The Moderate Fund is designed for investors who have an investment horizon of at least 5 years, seek a balanced portfolio of stocks and bonds and are willing to accept higher short-term risk for potentially higher long-term growth. The long-term return potential for the Moderate Fund is expected to be greater than the Conservative Fund, but less than the Aggressive Fund and accompanied by moderate price fluctuation.

Investment Manager: JP Morgan Fleming (effective 10/1/02)
				Benchmark Index: Lipper Balanced Fund Average and a customized index
16 SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
3.	SmartMix Fund – Aggressive Expense Ratio: 0.90% (includes 0.05% administrative fee assessment)

	This fund is an asset allocation fund that invests in a diversified mix of stocks, bonds and money market products. The Aggressive Fund seeks high growth primarily from capital appreciation, but also some interest income and dividends. The fund emphasizes investments in equity securities and has a target mix of the following:

	38%	large company stocks	4%	emerging markets stocks
	18%	international stocks	4%	high yield bonds
	12%	small company stocks	4%	emerging markets bonds
	10%	bonds (investment grade)	2%	cash
	8%	real estate

	The fund is designed for investors who have an investment horizon of at least 10 years, are willing to tolerate high short-term risk for potentially higher long-term returns and are comfortable with a portfolio invested primarily in stocks. The long-term return potential of the Aggressive Fund is expected to be greater than the Conservative and Moderate Funds, but accompanied by a higher level of price fluctuation.

Investment Manager: JP Morgan Fleming (effective 10/1/02)
				Benchmark Index: Lipper Balanced Fund Average and a customized index

TIER II - CORE FUNDS

1.	Stable Value Fund Expense Ratio: 0.33% (includes 0.05% administrative fee assessment)

This fund seeks to protect principal from market volatility with returns higher than many market funds and a relatively predictable return. The Stable Value Fund invests in a variety of investment grade fixed income securities, primarily US Treasury, Agency, corporate, and mortgage-backed securities. The fund also invests in a special kind of investment contract called a “benefit responsive wrap” issued by insurance companies and banks; it provides for a guarantee of principal and a stabilized interest rate. The fund is designed for investors who seek a very low risk investment with a stable rate of return.

Investment Manager: JP Morgan Fleming (effective 10/1/02)
Benchmark Index: Salomon 3 month T-Bill
17 SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
2.	Core Bond Fund – PMBIX Expense Ratio: 0.73% (includes 0.05% administrative fee assessment)

The fund seeks maximum total return, consistent with preservation of capital. “Total return” consists of income earned on the fund’s investments plus capital appreciation, if any. The fund’s portfolio holdings include only US dollar denominated securities of large US issuers that are rated investment grade, or if unrated, determined by PIMCO to be of comparable quality. The Core Bond Fund normally invests in US government securities, corporate bonds, mortgage-related securities and money market investments. The fund is designed for investors who are conservative to moderate in their tolerance of risk and aversion to loss of principal. Over the long-term this fund should outperform a money market fund, but underperform stock funds.

Investment Manager: Pacific Investment Management Company
Benchmark Index: Lehman Bros. Aggregate Bond

3.	Government Securities Fund Expense Ratio: 0.35% (includes 0.05% administrative fee assessment)

The fund seeks to provide a moderate to high level of interest income and price appreciation with the goal of outperforming the rate of inflation by 5% per year over five to seven year periods. The Government Securities Fund invests in direct obligations of the US Treasury such as bills, notes and bonds backed by the full faith of the US government. The investment manager has the flexibility to invest in either short or long-term securities, depending on the manager’s outlook on interest rates, inflation and economic activity. The fund can hold a combination of securities with varying maturities or invest 100% of the portfolio in money market or 30-year Treasury bonds. This fund is for moderately aggressive investors who seek long-term growth and can tolerate short-term volatility in market value.

Investment Manager: Hoisington Investment Management Company
Benchmark Index: Lehman Bros. 20+ Years Bond
18 SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
4.	S&P 500 Index Fund Expense Ratio: 0.25% (includes 0.05% administrative fee assessment)

This fund’s objective is to provide returns that closely match those of the Standard & Poor’s 500 Stock Index (S&P 500) as well as long-term capital appreciation and dividend income. The fund invests in the common stocks that comprise the S&P 500. The S&P 500 is a diversified group of stocks of 500 established companies and is commonly used as a broad measure of the overall stock market’s performance. The S&P 500 Index Fund is for moderate to aggressive investors who seek long-term growth and can tolerate short-term volatility.

Investment Manager: Barclay’s Global Investors (effective 10/1/02)
Benchmark Index: S&P 500

5.	Large Cap Value Fund Expense Ratio: 0.65% (includes 0.05% administrative fee assessment)

The fund’s objective is to provide long-term growth from capital appreciation and dividend income through diversified investments in common stocks. The fund invests in stocks, primarily of major US corporations, which are priced low relative to their intrinsic, or real, value and thus have good potential for price appreciation. The Large Cap Value Fund is for moderate to aggressive investors who seek long-term growth and can tolerate short-term market volatility.

Investment Manager: Alliance Bernstein Investment Management Company
Benchmark Index: S&P 500 (Value) Stock Index
19 SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
6.	Large Cap Growth Fund Expense Ratio: 0.75% (includes 0.05% administrative fee assessment)

The fund’s objective is to obtain excellent long-term returns by focusing on large US companies with globally dominant franchises and exceptional earnings growth prospects. The fund uses a fundamental bottom-up research process to uncover what other investors have overlooked. The fund is concentrated in only 30 to 50 names; more than 35% of the portfolio is typically invested in the top ten holdings. The fund holds stocks of companies that have the following traits: underestimated earnings by Wall Street; attractive valuation; high return on invested capital; strong free cash flows and strong product franchises. The Large Cap Growth Fund is for moderate to aggressive investors who seek long-term growth and can tolerate short-term volatility.

Investment Manager: Janus Capital Corporation
Benchmark Index: S&P 500 (Growth) Stock Index

7.	International Stock Fund – Ticker: POVSX Expense Ratio: 1.18% (includes 0.05% administrative fee assessment)

The fund’s objective is to seek capital appreciation by investing in growth and value stocks issued by companies outside the US. Growth stocks are issued by companies whose earnings are likely to grow faster than the economy as a whole. Value stocks are those that are currently undervalued by the market. The fund invests mainly in mid-sized and large companies and the fund emphasizes investments in developed countries. The International Stock Fund is for aggressive investors who seek long-term capital growth and who can tolerate significant short-term market value fluctuations.

Fund Manager: Putnam Investment Management, Inc.
Benchmark Index: MSCI-EAFE
20 SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
8.	Small Cap Core Fund Expense Ratio: 0.75% (includes 0.05% administrative fee assessment)

The fund’s objective is to deliver high quality, actively managed exposure to the small company US equity market with close tracking to the Russell 2000 index, a widely recognized barometer of small company stock performance. The fund invests in a broadly diversified portfolio of small US companies whose market capitalization ranges from about $0.5 billion to $1.5 billion. The stocks in the portfolio are selected based on a proprietary model that examines a number of investment criteria, including value-related fundamentals, profitability and earnings sustainability, the actions of corporate management and other indicators of market sentiment. The Small Cap Core Fund is designed for aggressive investors who are seeking higher growth potential than typically found in large cap and mid-cap stock funds; these investors are also willing to accept the higher risk of less established companies.

Fund Manager: Barclay’s Global Investors
Benchmark Index: Russell 2000

9.	The Company Stock Fund, invests primarily in a single equity: Celanese AG ordinary shares. Celanese AG ordinary shares are listed for trading on the New York and Frankfurt Stock Exchanges. The market price of the Celanese AG ordinary shares on both exchanges is expected to be substantially equivalent, subject to fluctuations in currency exchange rates and local market conditions.

The performance of the Company Stock Fund will not necessarily match (upward or downward) the actual performance of Celanese AG ordinary shares in the marketplace. As with other funds, an indeterminate portion of the Company Stock Fund may be maintained in cash to accommodate liquidity and other administrative needs of the fund. Also, conditions affecting the market for Celanese AG ordinary shares may exist that could cause a delay between a participant’s decision to increase or decrease his investment in this fund and the fund’s ability to implement that decision through the purchase or sale of Celanese AG ordinary shares. Similarly, if a large number of participants all decide at approximately the same time to

21 SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02
decrease their investment in the fund and there are not a commensurate number of buyers in the marketplace, there may be a delay in the sale of shares. As you can see, because of these circumstances, you may not be able to increase or decrease your investment in Celanese AG ordinary shares as frequently or as readily as you could using your own money outside the Plan.

As with other funds that invest in stock, the value of Celanese AG ordinary shares can fluctuate. Share prices can go down as well as up, and the lack of diversification in the fund can result in large fluctuations in its value (including a complete loss in value). Consequently, the value of your contributions and earnings is at increased risk compared to more diversified funds. Because the fund may also invest in cash, the fund’s performance may vary from the performance of the stock.

The total amount of Celanese AG ordinary shares registered for offering under the Company Stock Fund is currently 2,000,000 shares; this amount may be increased from time to time as required. Celanese AG ordinary shares will be purchased on the open market at prevailing market prices for the fund.

The Trustee and custodian for the Company Stock Fund will be Deutsche Bank Trust Company Americas. The broker for the fund will be Deutsche Bank Securities, Inc., a subsidiary of Deutsche Bank Trust Company Americas.

If you invest in the Celanese Americas Stock Fund, you will be able to direct the Trustee, Deutsche Bank Trust Company Americas, as to how to vote the shares of Celanese AG stock corresponding to your pro rata interest in the Company Fund. The Trustee will provide you with the annual report and other materials that are provided to Celanese AG shareholders from time to time. You will also be provided with proxy information.

Tracking Your Investments

       Please note that the quarterly statements that you receive will reflect the number of units and corresponding unit prices for all of your investment options, in addition to the options’ quarter-end market values.

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Americas Retirement
Savings Plan as in Effect 10/01/02

       You will continue to be able to track the daily closing market value of your funds. With the change to J.P. Morgan/American Century, you will also be able to track your funds with unit and price information. In addition to receiving this information on your quarterly account statement, unit and price information will also be available through the Service Center at 1-800-331-2363 and the internet web site (www.retireonline.com).

       The funds in the Plan, including the Company Stock Fund, are valued based on a unit accounting method. This type of accounting allows for the fund to retain a level of uninvested cash for use in settling daily transactions such as transfers, loans and withdrawals. This process is particularly useful in the Company Stock Fund in order to settle trades daily that would otherwise require a stock settlement period of up to three business days. A portion of each fund, including the Company Stock Fund, is invested in cash.

Other Information

       The “Miscellaneous” section contains information about voting your shares of Celanese AG stock in the event of a tender offer.

VESTING

       You will always have a nonforfeitable or “100% vested” right to your contributions and earnings credited to your before-tax, after-tax, and rollover accounts. But you must earn the right to the money in your matching account. The process by which you do this is called “vesting.”

Vesting Schedule

       You will have a 100% vested right to the entire amount in your matching account at all times after you have earned three years of vesting service.

       You will immediately become 100% vested in your matching account, regardless of the number of years of vesting service you have earned, if:

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Americas Retirement
Savings Plan as in Effect 10/01/02

  you are still working for the Company when you reach age 65,

  you die while you are still working for the Company,

  you terminate employment other than (1) for cause or (2) because you voluntarily resign,

OR

  you suffer a total disability (see below) while you are still working for the Company.

       You have a total disability if you have a physical or mental condition that (1) makes you unable to engage in any substantial gainful activity and (2) is expected to last for a long time or to result in your death. The Benefits Committee will decide whether your disability meets this standard.

Vesting Service

       You earn a year of vesting service for each 12-consecutive-month period of employment with the Company, counting from your employment date (or reemployment date).

       You will earn vesting service for at least a portion of any approved leave of absence. In addition, the Uniformed Services Employment and Reemployment Rights Act of 1994 protects the benefits of individuals who leave their jobs to serve in the armed forces. If you have been absent from work due to military service and you return to work after December 11, 1994, you may be entitled to have the time you were gone counted as years of vesting service.

       If you have a break in service and then are rehired, you may lose the vesting service you earned before the break in service. This is discussed below.

Break in Service

       A break in service is a period of 12 months that starts on your termination date and ends on the day before the anniversary of your termination date. You do not have a break in service until you have been absent from work for the entire 12 months.

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Americas Retirement
Savings Plan as in Effect 10/01/02

       Your first break in service will be delayed for a year if you are absent from work because of pregnancy, childbirth, or adoption, or care of your child immediately after birth or adoption.

Effect of Break in Service

       Once you are vested in your matching account, you cannot lose your vesting service. This means that if you are vested, have a break in service, and later come back to work, you will always receive credit for your pre-break years of vesting service. Thus, you will always be 100% vested in your post-break matching account.

       If you are not vested when you first have a break in service, your breaks in service will generally cancel out your years of vesting service. But, if you are rehired before you have five consecutive breaks in service, your pre-break years of vesting service will be added to the years of vesting service you earn after your reemployment. This means that you will become vested sooner than you otherwise would.

Forfeiture

       If you terminate your employment before becoming vested in your matching account, you will forfeit (lose) that account and cease to be a participant as soon as:

  you have five consecutive breaks in service

  OR

  your other accounts are paid to you (or, if you have no other accounts, as soon as administratively practicable after your employment terminates).

      Forfeited amounts are used in future years to reduce the amount that the Company must contribute to the Plan as matching contributions.

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Americas Retirement
Savings Plan as in Effect 10/01/02

PAYMENT OF BENEFITS

      Under some retirement plans, you have to wait until age 65 to receive benefits. With the Plan, you do not have to wait until any special age – you may receive the vested amount in your accounts as soon as administratively practicable after you terminate your employment.

      If you own 5% or more of the stock of the Company, a special rule applies – you will have to start receiving your benefit by the April 1st following the end of the calendar year in which you reach age 70½, even if you are still working then.

Amount of Benefit

      The exact amount of your benefit will depend on the vested amount in your accounts.

Example 1: Your employment terminates when you have worked for the Company for less than three years and you have the following account balances:

before-tax account	$5,000
after-tax account	$2,500
rollover account	$-0-
matching account	$7,000

You are not vested in your matching account because you have not earned three years of vesting service. Therefore, your benefit is the sum of the amounts in your other accounts, or $7,500. (Remember, you are always 100% vested in your before-tax, after-tax, and rollover accounts.)

Example 2: Your employment terminates when you have worked for the Company for four years and you have the following account balances:

before-tax account	$15,000
after-tax account	$5,000
rollover account	$-0-
matching account	$18,000

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Americas Retirement
Savings Plan as in Effect 10/01/02

In this example, you are vested in your matching account, so your benefit is the sum of the amounts in all of your accounts, or $38,000.

       If your accounts remain in the Plan, they will continue to share in investment earnings or losses through the last completed valuation date preceding distribution. Therefore, your benefit may increase through earnings (or decrease through losses) after your termination date.

Form and Timing of Payment

       Except as described below, your benefit from the Plan will normally be paid in one lump sum. Partial distributions are generally not allowed under the Plan.

       Partial distributions are made when you have not elected an earlier benefit commencement date and you have attained age 70½. In that case, your benefit payment shall commence by the April 1st following the end of the calendar year in which you attain age 70½ or terminate your employment with the Company, whichever is later, and you will begin to receive the minimum benefit distribution amount required by law.

       If you own 5% or more of the stock of the Company, and you have not elected an earlier benefit commencement date, your benefit payment shall commence by the April 1st following the end of the calendar year in which you attain age 70½ even if you are still employed by the Company, and you will begin to receive the minimum benefit distribution amount required by law.

       If you die before you receive your benefit, your benefit will be payable to your designated beneficiary in one lump sum as soon as administratively practicable. If you die after you have begun to receive minimum required distributions, the amount left in your accounts will be paid to your designated beneficiary in one lump sum as soon as administratively practicable.

       If the vested amount in your accounts (not including your rollover account) as of your termination date is $5,000 or less, your benefit will be paid as soon as administratively practicable after your employment terminates, even if your accounts were valued at more than $5,000 at an earlier date.

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Americas Retirement
Savings Plan as in Effect 10/01/02

       If you have a choice about your benefit payment date, you must call the Service Center at 1-800-331-2363 to request your benefit.

       Instead of having your benefit paid to you, you may have it transferred from the Plan to an IRA or another qualified retirement plan. Information on this “direct rollover” option is given below.

Direct Rollover Option

       You always have the right to have your Plan benefit transferred to an IRA or another qualified retirement plan in a transaction called a direct rollover, provided that the other plan will accept a rollover from the Plan and that your benefit is an “eligible rollover distribution.”

       If you choose the direct rollover option, a check made payable to the custodian of your IRA or the Trustee of the other qualified retirement plan will be mailed to you. It is your responsibility to deposit the check with the IRA custodian or Trustee on a timely basis. The advantage of rolling over your Plan benefit is that you will not owe any federal tax on the money until later, when it is paid out to you.

       If you are not doing a direct rollover to an IRA, the plan receiving the money must be either (a) a defined contribution retirement plan described in section 401(a) of the Internal Revenue Code or (b) an annuity plan described in section 403(a) of the Internal Revenue Code.

       It is important to note that if you do not choose the direct rollover option, you will owe income tax immediately, and 20% of your taxable benefit payment will be withheld for federal income tax.

       The Service Center will provide you with information about the direct rollover option before your benefit is paid.

Payment in Stock

       Ordinarily, benefits will be paid in cash. But, you may, if you wish, receive the portion of your benefit that is invested in the Celanese Americas Stock Fund in the form of whole ordinary shares of Celanese AG, plus cash for any fractional shares.

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Savings Plan as in Effect 10/01/02

       You will be notified of your right to receive stock instead of cash before your benefit is paid. Of course, this special rule will apply to you only if you have money in the Celanese Americas Stock Fund.

DEATH BENEFITS

       There are two situations in which the Plan will pay a death benefit:

  If you die while you are still employed by the Company, your beneficiary will receive a death benefit equal to the total amount in your accounts even if you were not vested prior to your death.

  If you die after your employment has terminated but before you have received your vested benefit, your beneficiary will receive a death benefit equal to the vested amount in your accounts.

       The death benefit will be paid to your beneficiary as soon as administratively practicable in one lump sum upon submission of a distribution form and other related required documents to the Service Center. For additional information and to request the required forms contact the Service Center at the Celanese Americas Retirement Plans Service Center, P.O. Box 4885, Chesapeake, VA, 23327-4885, telephone 1-800-331-2363.

Your Beneficiary

       The person who will receive the vested amount in your accounts in the event of your death is called your beneficiary.

       If you are married, your beneficiary will be your spouse, unless your spouse consents in writing to your choice of a different beneficiary. Such a consent must include a statement that your spouse understands the effect of giving his/her consent and must be witnessed by a notary public. Once your spouse has consented, you may not change your beneficiary without further consent of your spouse, unless your spouse’s original consent gives you the right to do so, or unless your change is to name your spouse as your beneficiary.

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Americas Retirement
Savings Plan as in Effect 10/01/02

       If you are not married, you may name anyone you like as your beneficiary. You also may change your beneficiary at any time. Any beneficiary designation form must be received by the Service Center prior to your death in order to be effective.

       The Service Center will provide the beneficiary designation/spousal consent form upon request.

       If you do not designate a beneficiary, or if your beneficiary dies before you do or your designation is invalid for any reason, the death benefit will be paid to your surviving spouse or, if none, to your estate.

       You should periodically review your beneficiary information to make sure it reflects current information. The Service Center will not review your completed beneficiary designation form for completeness or accuracy (e.g., to determine if you signed the form) when you submit the form or at any subsequent time prior to your death.

Direct Rollover Option for Spouses

       A beneficiary who is a surviving spouse has the right to have the death benefit transferred directly to an IRA. If your surviving spouse chooses this direct rollover option, the death benefit will be made payable to the custodian of the IRA but will be mailed to your spouse. This benefit will not be subject to federal income tax until later, when the money is paid out of the IRA.

WITHDRAWALS

       The Plan is intended to provide you with a retirement benefit, so you are encouraged not to withdraw any money from the Plan while you are still employed by the Company. Nevertheless, certain kinds of withdrawals are permitted.

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Savings Plan as in Effect 10/01/02

General Rules

       You may withdraw money from the Plan only twice in any 12-month period, and you must take at least $500 each time (or the total amount available for withdrawal, if less than $500).

       If you take a withdrawal from the Plan, you will not be permitted to return the money to the plan at any time.

       To initiate a withdrawal, you must call the Service Center at 1-800-331-2363. Only participants actively employed by the Company may request withdrawals.

       Unless you want a hardship withdrawal (see below), you do not have to ask for approval to withdraw money from your accounts. If you take a withdrawal, the amount requested will be withdrawn in the following order:

  Any after-tax savings you made before January 1, 1987.

  Any after-tax savings you made on or after January 1, 1987 and the earnings on those savings.

  Earnings on any after-tax savings you made before January 1, 1987.

  The total value of your after-tax rollover account.

  The total value of your rollover account.

  100% of the vested portion of your matching account. Matching contributions may be withdrawn only after (1) they have been in your account for 24 months or (2) you have been a participant in the Plan for at least five years.

  Your before-tax savings, and the earnings on those savings, if you’re age 59½ or older, or have a financial hardship (only earnings up to January 1989 can be withdrawn in the case of a financial hardship).

       Once you have reached age 59½, you may withdraw all the money in all of your accounts without asking for approval.

       To find out the amount available for a withdrawal or to request a withdrawal, call the Service Center at
1-800-331-2363.

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Americas Retirement
Savings Plan as in Effect 10/01/02

       If you need access to your accounts while you are still working for the Company, a loan may be a better alternative than a withdrawal. Loans from the Plan are discussed later in this summary.

Hardship Withdrawals

       If you have a financial hardship, you may withdraw money from your accounts in the following order: your after-tax account; your after-tax rollover account; your rollover account; the vested portion of your matching account; and your before-tax account (and the earnings thereon up to January 1989).

       You have a financial hardship if you need money to:

  pay tax-deductible medical expenses incurred by you, your spouse, or your dependents that are not eligible for reimbursement under an insurance plan;

  purchase your primary residence;

  pay tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, or your dependents;

  prevent your eviction from your primary residence or foreclosure on your mortgage on your primary residence.

       You may apply for a hardship withdrawal by calling the Service Center at 1-800-331-2363. Additional documentation regarding your hardship will be required, and all hardship withdrawals must be approved by the Service Center based upon instructions from the Benefits Committee. To qualify for a hardship withdrawal, you must satisfy the following: (1) you must have obtained all distributions (other than hardship distributions) and all non-taxable loans available under all plans maintained by the Company,(2) the amount of the hardship withdrawal must not exceed the amount required to meet the immediate financial need created by the hardship and to pay any federal and state withholding, and (3) you are prohibited from making any before-tax and after-tax contributions to all plans maintained by the Company for at least 6 months after receipt of the hardship distribution.

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Payment in Stock

       Ordinarily, withdrawn amounts are paid in cash and are taken proportionately from all the investment funds in which a particular account is invested. The portion of the withdrawal taken from the Celanese Americas Stock Fund will be paid in the form of ordinary shares upon request.

LOANS

       You may borrow money from your Plan accounts if the Service Center approves. You may apply for a loan by calling the Service Center at 1-800-331-2363 or through the internet web site (www.retireonline.com). If you are going to apply for a loan over the phone or on the internet, you should read the information below very carefully.

Amount of Loan

       You may borrow from your accounts in the following order: your before-tax account; your matching account, if you are vested in it; your rollover account; your after-tax rollover account; and your after-tax account;

       You may not borrow less than $1,000 from the Plan. The maximum you may borrow is determined by a formula mandated by the Internal Revenue Code. That formula provides that any new loan amount (when added to the outstanding balance of all other loans from the Plan) may not exceed the smaller of the following amounts:

  $50,000 reduced by the excess of (1) the highest outstanding balance of loans during the 12 months before a new loan is made over (2) the outstanding balance of loans on the date of the new loan;

  OR

  50% of the vested amount in your accounts.

  Example 1: If the vested amount in your accounts is $12,000 and you have never taken a loan before, the most you may borrow is 50% of $12,000, or $6,000.

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Example 2: If the vested amount in your accounts is $140,000 and you have never taken a loan before, the most you may borrow is $50,000.

Example 3: Suppose the vested amount in your accounts is $125,000 and you have a loan outstanding. The “$50,000 reduced by ...” limit applies to you, so you need two additional pieces of information to figure out your maximum loan amount. Assume that:

  the highest outstanding loan balance during the 12 months before your new loan is made equals $30,000

  AND

  the outstanding loan balance on the date of the new loan equals $20,000.

The most you may borrow is calculated as follows:

A.	Determine the excess of the highest outstanding loan balance during the 12 months before your new loan is made over the outstanding loan balance on the date of the new loan:

$30,000 - $20,000 = $10,000

B.	Then, subtract the result of Step A from $50,000:

$50,000 - $10,000 = $40,000

C.	Then, subtract the outstanding balance of the current loan from $40,000:

$40,000 - $20,000 = $20,000

D.	Then, determine what is 50% of the vested amounts in your accounts:

50% x $125,000 = $62,500

E.	The maximum amount of your loan is the lesser of C or D:

C:               $20,000 D:               $62,500 Maximum: $20,000

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Savings Plan as in Effect 10/01/02

Loan Approval

       The Service Center will rule on loan applications in a uniform and nondiscriminatory manner. It will take into consideration only the factors that would be considered in a normal commercial setting by an entity in the business of making similar types of loans. Thus, the Service Center may not consider your race, color, religion, sex, age, or national origin, but may consider your creditworthiness, collateral, and financial need. The Plan prohibits you from taking a loan in order to purchase securities.

       Loans from the Plan are usually repaid in installments through payroll deduction.

Collateral

       If you take a loan from the Plan, you must put up collateral that is at least equal in value to the amount of the loan. In other words, if you borrow $1,500, your collateral must be worth at least $1,500.

       The only collateral the Plan will accept is your account balance. No more than 50% of the vested amount in your accounts, valued at the time you get the loan, can be used as collateral.

Interest Rate

       The Plan will charge interest on your loan. The exact rate of interest will be determined when your loan is approved by the Service Center; it will be the prime lending rate (as published in The Wall Street Journal on the first business day of the month in which the loan is requested) plus 1%.

Applying for a Loan

       When you apply for a loan using the Voice Response System or the internet, there are certain rules you should be aware of:

       1. All transactions initiated by using the Voice Response System or the internet require the use of your personal access code (“PAC”). You are solely responsible for the safekeeping of your PAC. The Plan, the Benefits Committee, and the Company will not be responsible for transactions initiated over the Voice Response System or the internet by anyone who uses a valid PAC. In the event that someone other than yourself (or someone acting on your behalf) has initiated a transaction, you should call the Service Center immediately at 1-800-331-2363.

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       2. There are restrictions on when you may cancel your request for a loan. Your right to cancel a loan request will be explained over the Voice Response System and on the internet. In no event will you be permitted to cancel a loan once the loan is processed. Loans are processed on a daily basis. If you wish to cancel a loan before it is processed, you must complete a call to the Service Center at 1-800-331-2363 or complete your transaction on the internet web site (www.retireonline.com) by 3:59 PM ET. In the event that you do not complete your call to the Service Center or complete your transaction on the internet web site to cancel a loan in a timely manner, the loan check and paperwork will be issued and you will be charged a non-refundable $80 loan processing fee (see below). You will, however, be able to use the newly issued loan check to immediately repay the outstanding loan.

       3. Certain documents will be provided to you when your loan is processed. Samples of those documents are included in Appendix A of this summary. You should have this summary, open to Appendix A, in front of you when you request a loan.

Other Rules

       You will have to pay an $80 fee in connection with the processing of your loan. This fee is deducted from each of your investment funds on a pro-rata basis.

       You may have only two loans outstanding at a time. If you default on a loan, you will not be eligible to take a second loan from the Plan. If you have two loans outstanding, and you default on one of the loans, you will still be required to make timely payments on the second loan. Multiple defaults may be taken into account by the Plan Administrator in determining if you are eligible to take a loan from the Plan.

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       If you are requesting a home loan you will be asked to provide additional information and documentation.

       As noted above, loans are usually repaid in installments through payroll deduction (26 annual installments if you are paid on a bi-weekly basis and 52 annual installments if you are paid on a weekly basis) and except in the case of a home loan, must be repaid within 60 months. Home loans must be repaid within 180 months. If you are on unpaid leave of absence, contact the Service Center at 1-800-331-2363 for information about continuing to repay your loan.

       You may pay off the remaining balance of your loan at any time. The Service Center can tell you the amount needed to pay off the loan and the process to pay off the loan.

       Generally, if your employment terminates or the Company is required to stop taking loan repayments from your paycheck and you have an outstanding loan, you will be required to pay off the remaining balance (plus accrued interest) within 60 days. If you do not, a default notice will be sent and if the balance of the loan and accrued interest are not paid within thirty (30) days of such notice, the outstanding balance of the loan will generally be treated as a taxable benefit payment from the Plan.

       Loan repayments will be paid back into your accounts based upon your current investment elections at the time of repayment.

       If you have questions about your loan repayments, you may call the Service Center at 1-800-331-2363 Monday through Friday between 8 a.m. to 6 p.m. ET.

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Americas Retirement
Savings Plan as in Effect 10/01/02

CLAIMS FOR BENEFITS

Application for Benefits

       You begin the process of “claiming” your benefit by calling the Service Center at 1-800-331-2363. You should notify the Service Center well before your expected retirement date – or the date on which you would like a benefit payment, withdrawal, or loan – to ensure timely payment. If your claim for benefits is denied, you may follow the appeals process described in the YOUR RIGHTS Section of the Celanese Americas Corporation Benefits Guide.

MISCELLANEOUS

Inactive Status

       After your employment terminates, you will be an inactive participant until your vested benefit is paid to you. While you are an inactive participant, you will not be permitted to make contributions to the Plan; the Company will not make any matching contributions on your behalf; and you will not be permitted to request a withdrawal from the Plan or make a rollover contribution to the Plan. Your accounts will continue to grow through investment earnings (or decrease through losses) until your benefit is paid out and you will be allowed to transfer money within the funds offered under the Plan.

Overall Limit on Contributions

       Federal law sets a limit on the amount that may be allocated to your accounts in any year.

       For, 2002 the total amount allocated to your accounts in any one year may not be more than the smaller of (1) 100% of your Annual Compensation for the plan year, or (2) $40,000. The $40,000 “ceiling” may be adjusted periodically by the Internal Revenue Service. Contact the Service Center at 1-800-331-2363 to learn the current limit.

       Matching contributions and your own contributions are all included in reaching the total, but amounts you rolled over are not included. Excess contributions (and earnings on them) attributable to after-tax or before-tax contributions will be returned to you, if necessary, to avoid a violation of the limit. Excess contributions (and earnings on them) attributable to matching contributions will be taken out of your Account and forfeited to the Plan.

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Americas Retirement
Savings Plan as in Effect 10/01/02

Other Restrictions

       The Plan was designed to help provide financial security for you and your family in your later years. Therefore, except as described in this summary, you are not permitted to assign your benefit to another person or use your benefit as collateral for a loan.

Qualified Domestic Relations Orders

       Federal law does permit payment of all or a portion of your benefit to another person, provided that such a payment is made in compliance with a qualified domestic relations order or “QDRO” relating to child support, alimony, or marital property rights payments. In accordance with federal law, the Plan has QDRO procedures, a copy of which may be obtained by calling the Qualified Order Line at (215) 772-7400.

Tax Treatment

       The income tax rules relating to benefits paid from retirement plans are complicated and change frequently. Some of the basic, current rules are as follows:

       For federal income tax purposes, a benefit payment or withdrawal from the Plan, which is attributable to your before-tax contributions, is considered taxable income for the year in which you receive it. Such amounts will usually be taxed at ordinary income rates.

       State and local laws regarding the taxation of amounts paid from “401(k)” plans vary.

       If your benefit consists in part of after-tax contributions on which you have already paid taxes, this part of a benefit payment or withdrawal (but not the income which it has earned) will not be taxed again.

       In general, you must pay an additional 10% federal tax on any benefit payment or withdrawal you receive before you reach age 59½. But payments made on account of death, disability, or termination of employment at or after age 55 are not subject to this additional tax.

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Americas Retirement
Savings Plan as in Effect 10/01/02

       If you roll over your benefit to an IRA or another qualified retirement plan, you will not owe any Federal income tax on the money until later, when it is paid out to you. This method of postponing tax is discussed in more detail in the section called “Payment of Benefits.”

       A special rule applies to distributions in the form of employer stock from the Company Stock Fund.

       Tax issues associated with the Plan are complicated. You should consult with a professional tax advisor prior to taking any money out of the Plan.

Plan Amendment and Termination

       Although the Plan is intended to be permanent, Celanese reserves the right to amend or terminate it at any time by action of its Board of Directors. In addition, your employer may terminate its participation in the Plan at any time. In some situations, the Plan may also be amended by the Benefits Committee. Changes to the Plan will be made by written amendments to the official Plan document.

       If your employer terminates its participation in the Plan, or if the Plan is terminated in its entirety, you will immediately become 100% vested in your matching account.

       Because the Plan is a “defined contribution plan” and does not guarantee a specific benefit amount to participants, benefits are not insured by the Pension Benefit Guaranty Corporation.

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Americas Retirement
Savings Plan as in Effect 10/01/02

Top-Heavy Rules

       Federal law provides that if the Plan is shown to benefit certain “key employees” disproportionately, the Plan will be declared “top-heavy” and become subject to special rules. In the unlikely event that the Plan is declared “top-heavy,” you will receive information concerning the impact of top-heaviness.

Tender Offer

       As the section on “Investment Funds” pointed out, you are able to invest your accounts in the Celanese Americas Stock Fund.

       If Celanese AG ordinary shares become the object of a tender offer, all Plan participants who have money in the Celanese Americas Stock Fund will be asked if they want the Trustee to sell or “tender” the ordinary shares held on their behalf. Important: If this occurs and you do not respond, it will be assumed that you do not wish to have the shares tendered. Because the Trustee will only tender ordinary shares of Celanese AG if it is specifically instructed to do so, you should consider your response (or non-response) carefully.

YOUR ERISA RIGHTS

       As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). You are entitled to:

  Examine, without charge, at the Committee’s office and at other specified locations, such as local Personnel offices and Union offices, all documents governing the Plan, including trust agreements, Plan texts, collective bargaining agreements, and a copy of the latest annual report (form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

  Obtain, upon written request to the Committee, copies of the documents governing the operation of the Plan, including trust agreements, Plan texts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, Pension and Welfare Benefit Administration, such as the latest annual report (Form 5500 Series) and updated summary plan descriptions. The Committee may make a reasonable charge for the copies.

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Savings Plan as in Effect 10/01/02

  Receive a summary of the Plan’s annual financial report. The Committee is required by law to furnish each participant with a copy of this summary annual report.

  Obtain a statement telling you whether you have a right to receive a retirement benefit at your normal retirement age (age 65) and if so, what your benefits would be at that age if you were to stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will tell you how many more years you have to work to get a right to a benefit (become “vested”). This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

Prudent Actions By Plan Fiduciaries

       In addition to creating rights for Plan Participants, ERISA imposes duties on the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company, your Union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from either obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights:

       If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decisions without charge, and to appeal any denied claim, all within certain time schedules.

       Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the legal text or the latest annual report from the Plan and you do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

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       If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court.

       If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, and if your claim is judged to be frivolous, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Questions:

       If you have any questions about your Plan, you should contact the Service Center at 1-800-331-2363. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefit Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C., 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Pension and Welfare Benefits Administration at 1-800-998-7542.

If You Have a Question

       If you have a question about the Plan itself or about your benefits, please call the Service Center at 1-800-331-2363.

       This booklet summarizes the official Plan document and attempts to give you a clear picture of the benefits the Plan provides. If there is a difference between this booklet and the Plan document, then the Plan document will govern.

       You may want to look at the Plan document itself. The following section tells you how to go about that.

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Americas Retirement
Savings Plan as in Effect 10/01/02

Plan Documents

       Copies of the Plan document, the Plan’s annual report, and this “summary plan description” may be reviewed free of charge during normal working hours. You can obtain these documents from the Service Center upon request. Your copy will be provided within 30 days; you will have to pay a reasonable copying charge for the Plan document. Each year, you will be given a free copy of a summary of the Plan’s annual financial report.

Discretionary Authority

       The Committee shall have discretionary authority to administer the Plan in accordance with its terms, including the discretion to interpret the provisions of the Plan and determine the eligibility of each claim. Benefits under the Plan will be paid only if the Committee or its designated representative decides, in its discretion, that you are entitled to them. All decisions by the Committee shall be final and binding on all parties.

INFORMATION AVAILABLE UPON REQUEST

       You may request any of the additional following information by contacting the Service Center at Celanese Americas Retirement Pension Plan Service Center, P.O. Box 4885, Chesapeake, VA 23327-4885, telephone
1-800-331-2363:

       (i) a description of the annual operating expenses of each investment alternative which reduce the rate of return to participants and beneficiaries and the aggregate amount of such expenses expressed as a percentage of the average net assets of the designated investment alternative;

       (ii) copies of any prospectuses, financial statements and reports, and of any other materials relating to the investment alternatives available under the plan, to the extent such information is provided to the plan;

       (iii) a list of the assets comprising the portfolio of each designated investment

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alternative which constitute plan assets within the meaning of 29 CFR 2510.3-101, the value of each such asset, and, with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract, and the rate of return on the contract;

       (iv) information concerning the value of shares or units in designated investment alternatives available to participants and beneficiaries under the plan, as well as the past and current investment performance of such alternatives, determined net of expenses, on a reasonable and consistent basis; and

       (v) information concerning the value of shares or units in designated investment alternatives held in the account of the participant or beneficiary.

DOCUMENTS INCORPORATED BY REFERENCE

       The documents incorporated by reference in Celanese Americas Corporation’s registration statement on Form S-8 registering Celanese AG ordinary shares offered under the Plan (which are incorporated herein by reference), and any documents required to be delivered pursuant to Rule 428(b) under the Securities Act of 1933, are available from Celanese Americas Corporation, without charge, upon written or oral request addressed to the Benefits Committee, 1601 West LBJ Freeway, Dallas, TX 75234, telephone (927) 443-4000. Additional information about the Plan and its administrators may also be obtained from the Benefits Committee at the address and telephone number set forth above.

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Americas Retirement
Savings Plan as in Effect 10/01/02

AVAILABLE INFORMATION

       As a result of registering its shares, Celanese AG became subject to the informational requirements of the Securities Exchange Act of 1934, and files reports and other information with the Securities and Exchange Commission. You may examine the reports and other information filed by Celanese AG, including without limitation the Celanese AG annual report on Form 20-F for the fiscal year ended December 31, 2001 and the Plan’s annual report on Form 11-K for the fiscal year ended December 31, 2001 and any updates to those annual reports, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission’s regional offices located at Suite 900, 175 W. Jackson Blvd., Chicago, Illinois, 60604 and 233 Broadway, New York, New York 10279. You may also receive copies of these materials by mail from the Securities and Exchange Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as Celanese AG, that file electronically with the Commission. The ordinary shares of Celanese AG are traded on the New York Stock Exchange, and the materials are available for inspection and copying at their offices at 20 Broad Street, New York, New York 10005.

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Americas Retirement
Savings Plan as in Effect 10/01/02

APPENDIX A

PLAN LOAN DOCUMENTS

Social Security Number:
Borrower:
Address:

Loan Effective Date:
Loan Term:
Interest Rate:
Loan Initiation Fee:   $80.00

Annual Percentage Rate	Finance Charge	Amount Financed	Total of Payments

The cost of your credit as a yearly rate.	The dollar amount the credit will cost you.	The amount of credit provided to you.	The amount you will have paid after you have made all payments as scheduled.

Prepaid Finance Charge:

Your PAYMENT SCHEDULE will be

Number of Payments	Amount of Each Payment	Payments will be deducted from each regular paycheck
.

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Itemization of Amount Financed:  A check for the entire amount of your loan will be sent directly to you.

Security:  You are giving a security interest in a portion of your vested account balance under the PLAN.

Prepayment:  If you pay off early, you will not have to pay a penalty.

PROMISSORY NOTE AND SECURITY AGREEMENT

Borrower acknowledges receipt of this LOAN DISCLOSURE STATEMENT, PROMISSORY NOTE AND SECURITY AGREEMENT (“Agreement”) and agrees to repay to the PLAN, pursuant to the terms of the PLAN, the principal amount shown as Amount Financed in the LOAN DISCLOSURE STATEMENT together with interest on the unpaid principal amount from the date hereof and thereafter until paid in full at the rate shown as ANNUAL PERCENTAGE RATE in the LOAN DISCLOSURE STATEMENT. Borrower hereby agrees to repay the loan in installments of principal and interest on the dates and in the amounts specified in the PAYMENT SCHEDULE in the LOAN DISCLOSURE STATEMENT.

Please note that whenever you call the Celanese Americas Retirement Plans Service Center to initiate a transaction, you are authorizing Celanese Americas to execute each transaction as if you have given written, signed authorization to do so.

Additional Provisions

Throughout this document, the following definitions will apply: “Company” means Celanese Americas Corporation and the other companies participating in the Plan; “Plan” means Celanese Americas Retirement Savings Plan

1.	Borrower hereby grants the Plan a security interest in Borrower’s vested account balance under the Plan as a security for full and timely payment of the loan.

2.	Borrower authorizes the Company to withhold from Borrower’s pay each pay period and remit to the trustee of the Plan the amount payable under this Agreement during each pay period.

3.	Borrower may prepay the total outstanding principal balance plus accrued interest at any time after a three-consecutive-month period in which payments were (or could have been) made without penalty. No partial prepayments are permitted.

4.	During any period in which the Borrower is not terminated from employment with the Company but is not being paid through the regular payroll, or the Borrower’s pay (if any) is insufficient to pay installments when due, the Borrower will make monthly payments of such installments directly to the Company payable to the order of the Plan, at its offices.
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5.	In the event that Borrower terminates employment with the Company on or after his or her Normal Retirement Date (as defined in the Plan) and, as a result, Borrower’s account balance under the Plan is required to be distributed, all remaining payments under the loan will become immediately due and payable. Unless the Borrower repays the loan (plus all accrued interest) in full within thirty (30) days of any demand made by the Plan, Borrower consents to a taxable distribution from the Plan of that portion of his or her vested account balance to the extent pledged as security for the loan and necessary to repay the unpaid principal balance of the loan plus accrued interest.
Borrower further waives his or her right to receive from the Plan any portion of his or her interest therein that is pledged as security for the loan and used to repay any unpaid balance.

6.	The loan will be considered in default in the event that (1) Borrower terminates employment or dies, (2) Borrower fails to make any payment when due, (3) Borrower’s vested account balance in the Plan becomes subject to a qualified domestic relations order or other valid and enforceable attachment or garnishment, (4) Borrower files a petition in bankruptcy, or an involuntary petition in bankruptcy is filed against Borrower, or Borrower is adjudicated insolvent or bankrupt, or (5) Borrower revokes, or attempts to revoke, the payroll deduction authorization described in paragraph 2.

7.	In the event of default, all remaining payments under the loan will become immediately due and payable upon demand by the Plan. Borrower consents to a taxable distribution from the Plan of his or her vested account balance to the extent pledged as security for the loan and necessary to repay the unpaid principal balance of the loan plus accrued interest. Such distribution shall not occur before the earliest date the borrower would have been entitled to receive a distribution from the Plan. Borrower further waives his or her right to receive from the Plan any portion of his or her interest therein that is pledged as security for the loan and used to repay any unpaid balance.

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8.	For purposes of determining the amount of principal outstanding at any time, each installment due hereunder shall represent an amount of Finance Charge and Amount Financed that varies throughout the term of the loan.

9.	Borrower agrees to pay to the trustee of the Plan, all costs of collection, including reasonable attorney’s fees and expenses.

10.	To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed under, and enforced in accordance with the laws of the state governing the terms of the Plan.

11.	A $100.00 fee will be assessed to the Borrower’s Plan account if in the event of a lump sum loan repayment, the check is returned for insufficient funds.

12.	An $80.00 loan initiation fee will be deducted from your investment funds on a pro-rata basis.

50 SPD for the Celanese Americas Retirement Savings Plan as in Effect 10/01/02